UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a party other than the Registrant	☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Nubia Brand International Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NUBIA BRAND INTERNATIONAL CORP.
13355 Noel Rd, Suite 1100

Dallas, TX 75240

TO THE STOCKHOLDERS OF NUBIA BRAND INTERNATIONAL CORP.:

As you know, the special meeting (the “special meeting”) of Nubia Brand International Corp. (the “Company,” “we,” “us” or “our”) to be held at 10:00 a.m. Eastern time, on December 15, 2023. The special meeting will be held virtually, at https://www.cstproxy.com/nubiabrandinternational/ext2023.

At the special meeting, the stockholders will consider and vote upon the following proposals:

1.	To amend (the “Extension Amendment”) the Company’s Amended and Restated Certificate of Incorporation (our “charter”) to allow the Company to extend the date by which the Company must consummate a business combination (as defined below) (the “Extension”) by three months from December 15, 2023 (the date that is 21 months from the closing date of the Company’s initial public offering of units (the “IPO”)) to March 15, 2024 (the date that is 24 months from the closing date of the IPO) (the “Extended Date”) (the “Extension Amendment Proposal”).

2.	To amend (the “Trust Amendment”) the Investment Management Trust Agreement, dated March 10, 2022 (the “Trust Agreement”), by and between the Company and Continental Stock Transfer & Trust Company (the “Trustee”), to allow the Company to extend the date on which the Trustee must liquidate the trust account established by the Company in connection with the IPO (the “trust account”) if the Company has not completed its initial business combination, by three months from December 15, 2023 (the date that is 21 months from the closing date of the IPO) to the Extended Date by depositing $125,000 on a monthly basis for each one month of the Extension (the “Trust Amendment Proposal”).

3.	To amend the Company’s charter to provide for the right of a holder of the Company’s Class B common stock, par value $0.0001 per share (the “Class B common stock” or the “founder shares”), to convert into shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock” or “public shares”) on a one-for-one basis at any time, and from time to time, prior to the closing of a business combination at the election of the holder (the “Founder Share Amendment”).

4.	A proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes to approve the Extension Amendment Proposal, the Trust Amendment Proposal or the Founder Share Amendment or if we determine that additional time is necessary to effectuate the Extension (the “Adjournment Proposal”). The Adjournment Proposal will only be presented at the special meeting if there are not sufficient votes for, or otherwise in connection with, the approval of the Extension Amendment Proposal, the Trust Amendment Proposal and the Founder Share Amendment.

On or about December 4, 2023, the Company mailed to you a proxy statement relating to the special meeting. The attached Supplement to the proxy statement contains additional information that supplements the proxy statement. The Company urges you to read this Supplement, together with the proxy statement previously sent to you, carefully and in its entirety.

The Company is providing this Supplement to reflect that Mach FM Acquisitions, LLC, the Company’s sponsor, or any of its affiliates or designees (the “Contributors”) must deposit $125,000 on a monthly basis for each one month of the Extension into the trust account from December 15, 2023, to the Extended Date. Each such deposit is referred to herein as an “Extension Payment.” Each Extension Payment will be deposited in the trust account within two business days prior to the beginning of the additional extension period (or portion thereof). The Extension Payment(s) will bear no interest and will be repayable by the Company to the Contributors upon consummation of an initial business combination. The loans will be forgiven by the Contributors if the Company is unable to consummate an initial business combination except to the extent of any funds held outside of the trust account. If the Company extends the time to complete a business combination to March 15, 2024, the Contributors would make aggregate Contributions in the amount of $375,000, or approximately $0.10 per share assuming no redemptions.

Your vote is important. Whether or not you expect to attend the special meeting in person, please complete, date and sign the proxy card enclosed with the original proxy statement and mail it in the postage-paid envelope to ensure that your shares will be represented and voted at the special meeting. If you have already submitted your proxy card and do not wish to change your vote, there is no need to submit another proxy card in response to this Supplement to the proxy statement.

I look forward to seeing you at the meeting.

December 15, 2023	By Order of the Board of Directors,

/s/ Jaymes Winters
Jaymes Winters
Chief Executive Officer and Chairman of the Board

Your vote is important. If you are a stockholder of record, please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record, you may also cast your vote virtually at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote virtually at the special meeting by obtaining a proxy from your brokerage firm or bank. Your failure to vote or instruct your broker or bank how to vote will have the same effect as voting against the Extension Amendment Proposal, the Trust Amendment Proposal and the Founder Share Amendment Proposal, and an abstention will have the same effect as voting against the Extension Amendment Proposal, the Trust Amendment Proposal and the Founder Share Amendment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the Adjournment Proposal.

SUPPLEMENT NO. 1 DATED DECEMBER 15, 2023

TO

PROXY STATEMENT — DATED DECEMBER 4, 2023

NUBIA BRAND INTERNATIONAL CORP.
13355 Noel Rd, Suite 1100

Dallas, TX 75240

This proxy statement supplement (the “Supplement”) is being filed with the United States Securities and Exchange Commission and is being made available to stockholders of record of Nubia Brand International Corp. (the “Company”) as of the close of business on November 6, 2023. The following information supplements and should be read in conjunction with the original proxy statement dated December 4, 2023 that the Company mailed to you on or about December 4, 2023 (the “Original Proxy Statement”). All capitalized terms not defined herein shall have the same meaning as in the Original Proxy Statement.

The Company is providing this Supplement to reflect that Mach FM Acquisitions, LLC, the Company’s sponsor, or any of its affiliates or designees (the “Contributors”) must deposit $125,000 on a monthly basis for each one month of the Extension into the trust account from December 15, 2023, to the Extended Date. Each such deposit is referred to herein as an “Extension Payment.” Each Extension Payment will be deposited in the trust account within two business days prior to the beginning of the additional extension period (or portion thereof). The Extension Payment(s) will bear no interest and will be repayable by the Company to the Contributors upon consummation of an initial business combination. The loans will be forgiven by the Contributors if the Company is unable to consummate an initial business combination except to the extent of any funds held outside of the trust account. If the Company extends the time to complete a business combination to March 15, 2024, the Contributors would make aggregate Contributions in the amount of $375,000, or approximately $0.10 per share assuming no redemptions. The Company’s Investment Management Trust Agreement, dated March 10, 2022, as amended, by and between the Company and Continental Stock Transfer & Trust Company will be amended (as amended, the “Trust Amendment”) to reflect the foregoing. The Trust Amendment is attached hereto as Annex B. Below is the Trust Amendment Proposal from the Original Proxy Statement as restated to reflect the foregoing.

THE TRUST AMENDMENT PROPOSAL

Overview

The Company entered into the Trust Agreement in connection with the IPO and a potential business combination.

The Trust Amendment would amend the Trust Agreement to authorize the Extension as contemplated by the Extension Amendment Proposal provided that the Contributors must deposit $125,000 on a monthly basis for each one month of the Extension into the trust account from December 15, 2023, to the Extended Date. A copy of the proposed Trust Amendment is attached to this proxy statement as Annex B. All stockholders are encouraged to read the proposed amendment in its entirety for a more complete description of its terms.

Reasons for the Proposal

The purpose of the Trust Amendment Proposal is to authorize the Extension under the Trust Agreement, as the Extension is not contemplated under the Trust Agreement’s current terms.

We believe that given the Company’s expenditure of time, effort and money on pursuing an initial business combination, circumstances warrant providing public stockholders an opportunity to consider a business combination. For the Company to implement the Extension, the Trust Agreement must be amended to authorize the Extension.

Vote Required for Approval

The affirmative vote by holders of at least sixty-five percent (65%) of the Company’s outstanding common stock is required to approve the Trust Amendment.

If you do not vote, you abstain from voting or you fail to instruct your broker or other nominee as to the voting of shares you beneficially own, your action will have the same effect as a vote “AGAINST” the Trust Amendment Proposal. If you do not want the Trust Amendment Proposal approved, you must abstain, not vote, or vote “AGAINST” the Trust Amendment Proposal.

The Company’s initial stockholders and their respective affiliates are expected to vote any common stock over which they have voting control (including any public shares owned by them) in favor of the Trust Amendment Proposal.

The initial stockholders are not entitled to redeem the founder shares or any public shares held by them. On the record date, the initial stockholders beneficially owned and were entitled to vote 3,087,500 founder shares, which represents 43.3% of the Company’s issued and outstanding common stock.

Recommendation

Our Board has determined that the Trust Amendment Proposal is in the best interests of the Company and its stockholders. Our Board has approved and declared advisable adoption of the Trust Amendment Proposal.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE TRUST AMENDMENT PROPOSAL.

The existence of financial and personal interests of our directors and officers may result in a conflict of interest on the part of one or more of the directors or officers between what he, she or they may believe is in the best interests of the Company and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Extension Amendment — Interests of the Company’s Directors and Officers” for a further discussion.

ANNEX B

PROPOSED AMENDMENT TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT

THIS AMENDMENT NO. 2 TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment”) is made as of [•], 2023, by and between Nubia Brand International Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in that certain Investment Management Trust Agreement, dated March 10, 2022, by and between the parties hereto (as amended on June 14, 2023, the “Trust Agreement”).

WHEREAS, $123,500,000 of the gross proceeds from the Offering and sale of the Private Placement Warrants was deposited into the Trust Account;

WHEREAS, Section 1(i) of the Trust Agreement provides that the Trustee is to liquidate the Trust Account and distribute the Property in the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a Termination Letter; or (y) the date which is 21 months after the closing of the Offering if a Termination Letter has not been received by the Trustee prior to such date;

WHEREAS, Section 6(d) of the Trust Agreement provides that Section 1(i) of the Trust Agreement may not be modified, amended or deleted without the affirmative vote of sixty-five percent (65%) of the then outstanding shares of common stock of the Company, voting together as a single class;

WHEREAS, at a Special Meeting of the Company held on December 15, 2023 (the “Special Meeting”), the Company’s stockholders, among other things, approved a proposal to amend the Trust Agreement giving the Company the right to extend the date by which it has to consummate a business combination from December 15, 2023 until March 15, 2024; and

WHEREAS, each of the Company and Trustee desire to amend the Trust Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Amendment to Section 1(i). Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Vice President, Secretary or Chairman of the board of directors of the Company (the “Board”) or other authorized officer of the Company, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes or to fund the Company’s working capital requirements (less up to $100,000 of interest that may be released to the Company to pay dissolution expenses in the case of a Termination Letter in the form of Exhibit B hereto), only as directed in the Termination Letter and the other documents referred to therein; or (y) December 15, 2023 (the “Deadline Date”) (provided that the Board, in its discretion, upon written notice to the Trustee, may extend the Deadline Date to a date not later than March 15, 2024(or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date, the next date upon which the Office of the Delaware Division of Corporations shall be open)) (the “Extension”) if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest that may be released to the Company to pay dissolution expenses) shall be distributed to the Public Stockholders of record as of such date; provided, however, that the Company or Mach FM Acquisitions, LLC (or their respective affiliates or permitted designees) will deposit into the Trust Account $125,000 on a monthly basis for each one month of the Extension (each, a “Contribution”); provided further, however, that in the event the Trustee receives a Termination Letter in a form substantially similar to Exhibit B hereto, or if the Trustee begins to liquidate the Property because it has received no such Termination Letter by the date specified in clause (y) of this Section 1(i), the Trustee shall keep the Trust Account open until twelve (12) months following the date the Property has been distributed to the Public Stockholders;”

Annex B-1

2.	Amendments to Definitions.

(i) Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement. The following defined term in the Trust Agreement shall be amended and restated in their entirety:

“Trust Agreement” shall mean that certain Investment Management Trust Agreement, dated March 10, 2022, by and between Nubia Brand International Corp. and Continental Stock Transfer & Trust Company, as amended by the Amendment No. 1 to Investment Management Trust Agreement dated June 14, 2023, and as further amended by Amendment No. 2 to Investment Management Trust Agreement dated [_], 2023”; and

3.1.	Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Trustee shall bind and inure to the benefit of their permitted respective successors and assigns.

3.2.	Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.3.	Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

3.4.	Counterparts. This Amendment may be executed in several original or facsimile counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

3.5.	Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

3.6.	Entire Agreement. The Trust Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Page to Follow]

Annex B-2

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

NUBIA BRAND INTERNATIONAL CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:
Name:
Title:

Annex B-3